AMENDED AGREEMENT OF LIMITED PARTNERSHIP

OF SUNWOOD VILLAGE JO INT VENTURE LIMITED PARTNERSHIP

This Agreement is made and entered into on this 9th day of August, 2001 by and between Sunwood Village Inc., a Nevada corporation (“General Partner”) and Secured Investment Resources Fund, L.P. II, Delaware limited partnership (“Limited Partner”). The General Partner and Limited Partner may be referred to collectively as the “Partners”.

WITNESSETH THAT:

WHEREAS, the partners desire to form a Limited Partnership under the Nevada Revised Uniform Limited Partnership Act known as Sunwood Village Joint Venture, Limited Partnership, to hold and manage a single income-producing apartment complex known as Sunwood Village Apartments located in Las Vegas, Nevada (hereinafter the “Project”).

NOW, THEREOFRE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Name, Place of Business, Registered Office and Registered Agent

1.1	Name. The name of the Partnership is Sunwood Village Joint Venture, Limited Partnership or such other name as the General Partner shall hereafter designate in writing to the Limited Partners.

1.2

Place of Business.. The Partnership’s principal place of business and the address of the General Partner is Suite LH-06, 4200 Blue Ridge Blvd,. Kansas City, Missouri, 64113, or such other place or places as the General Partner may hereafter determine.

1.3

Registered Office and Agent. The Partnership’s registered office shall be 2300 W. Sahara Ave., Third Floor, Box 8, Las Vegas, Clark County, Nevada 89102 and the name of the registered agent at such address is Robert D. Martin.

2.	Business and Purpose.

2.1

Purpose. The business and purpose of the Partnership is to own, maintain, operate and manage the Project, to lease the space therein and to acquire an own such personal property as may be necessary to effectuate the foregoing purposes.

2.2

Additional Property. The Partnership may operate, maintain, improve, buy, own, sell, convey, assign, rent or lease any personal property necessary or incidental to the operation of the Project. The Partnership will not, however, purchase or mortgage any real estate other than the Project itself.

2.3

Incorporation of Prior Agreement. The Partnership was formed due to the requirement that the Project be placed in a single asset partnership, a requirement of the new lender in order to obtain refinancing for the Project. It is the intent of Partners that the provisions of the partnership agreement from Secured Investment Resources Fund, L.P. II, to the extent not inconsistent with the provisions contained herein be incorporated herein. Therefore, the Partners adopt such partnership agreement, a copy of which is attached hereto as Exhibit A, as the remaining terms of this Agreement to the extent that such partnership agreements is not inconsistent with terms hereof.

3.	Additional Provisions.

3.1

Sunwood Village, Inc. is designated as the general partner of the Partnership (the “General Partner”). The General Partner, and any additional or substitute general partner of the Partnership, may not be an individual and shall at all times have as its sole purpose to act as the General Partner of the Partnership, and shall be engaged in no other business or have any other purpose. Additionally, any additional or substitute General Partner of the Partnership shall have organizational documents which (a) conform in all material respects to the organizational documents of the General Partner, inclusive of all single purpose/bankruptcy remote provisions, and which (b) are acceptable to the Lender.

3.2

Notwithstanding any other provision of this Agreement, the General Partner shall have no authority to perform any act in respect of the Partnership in violation of (i) any applicable laws or regulations, or (ii) any agreement between the Partnership and first Union National Bank or its successors and/or assigns (collectively, the “Lender”)

3.3	The Partnership shall not:

(a) make any loans to the General Partner or other Partners or the Partnership’s or any Partner’s Affiliates (as defined below);

(b) except as permitted by the Lender in writing, sell encumber (except with respect to the Lender) or otherwise transfer or dispose of all or substantially all of the properties of the Partnership (a sale or disposition will be deemed to be “all or substantially all of the properties of the Partnership” if the sale or disposition includes the Property or if the total value of the properties sold or disposed of in such transaction and during the twelve months preceding such transaction is 66-23% or more in value of the Partnership’s total assets as of the end of the most recently completed Partnership fiscal year.

(c) to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Partnership:

(d) merge, consolidate or acquire all or substantially all of the assets of an Affiliate or other entity or person.

(e) change the nature of the business conducted by the Partnership; or

(f) except as permitted by the Lender in writing, amend, modify or otherwise change this Agreement (or, after securitization of the Loan, only if the Partnership receives (i) confirmation from each of the applicable rating agencies that such amendment, modification or change would not result in the qualification, withdrawal or downgrade of any securities rating and (ii) permission of the Lender in writing.

For purposes of this Agreement, Affiliate means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Partner. For purposes hereof, the terms “control”, “controlled” or “controlling” shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) the Partnership or beneficial interests of any such person or entity, as the case may be directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner of the general partner(s) or the election or more than one director or trustee (or persons exercising similar functions) of such person or entity or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

3.4	All funds of the Partnership shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the

Partnership’s name or shall be invested in the Partnership’s name, in such manner as shall be designated by the General Partner from time-to-time. Except with respect to the operating account in the name of Limited Partnership. Partnership funds shall not be commingled with those of any other person or entity. Partnership funds shall be used by the General Partner only for the business of the Partnership.

3.5	Title to the Partnership assets shall be held in the Partnership’s name.

3.6

The Partnership shall not, and no Partner or other person or entity on behalf of the Partnership shall, without the prior written affirmative vote of 100 percent of the Partners, and the prior written affirmative vote of the Independent Director (as defined below) of the General Partner (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee, make any assignment for the benefit of creditors; (f) admit in writing its inability to pay its debts generally as they become due; or (g) take any action in furtherance of any such action provided, however, that none of the foregoing actions may be taken or authorized unless there is at least one Independent Director then serving in such capacity ((a) through (g) above, with respect to any individual or entity, collectively, a “Bankruptcy Action”).

3.7

The Partnership shall have no indebtedness or incur any liability other than (a) unsecured debts and liabilities for trade payables and accrued expenses incurred in the ordinary course of its business of operating the Property, provided, however, that such unsecured indebtness or liabilities (i) are in amounts that are normal and reasonable under the circumstances, but in no event to exceed three (3%) of the original principal amount of the loan and (ii) are not evidenced by a note and are paid when due, but in no event for more than sixty (60) days from the date that such debts are incurred and (b) the loan by the Lender to the Partnership (the “Loan”). No indebtedness other than the Loan shall be secured (senior, subordinated or pari passu) by the Property.

3.8

A Bankruptcy Action by or against any Partner shall not cause such Partner to cease to be a partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

3.9

The Partnership shall at all times observe the applicable legal requirements for the recognition of the Partnership as a legal entity separate from any Partners or Affiliates of same, including, without limitation, as follows:

(a) At least one (1) of the directors of the General Partner shall be an Independent Director. Independent Director means a natural person who has not been, and during the continuation of his or her services as Independent Director (i) except in the capacity as an Independent Director of the General Partner, is not and has never been an employee, officer, director, shareholder, partner, member, counsel or agent of any Partner, the Partnership or any Affiliate of either of same, (ii) is not a present or former customer or supplier of any Partner, the Partnership or any Affiliate of either of same, or other person or entity who derives or is entitled to derive any of its profits or revenues or any payments (other than any fee paid to such director as to serve as an Independent Director) from any Partner, the Partnership or any Affiliate of either of same, (iii) is not (and is not affiliated with an entity that is) a present or former advisor or consultant to any Partner, the Partnership or any Affiliate of either of same, (iv) is not a spouse, parent, child, grandchild or sibling of, or otherwise related to (by blood or by law), any of (i), (ii) or (iii) above, and (v) is not affiliated with a person or entity of which any Partner, the Partnership or any Affiliate of either of same is a present or former customer or supplier, provided, however, that an entity that provides independent directors as a service for a fee is not prohibited under this paragraph 3.9(a) from providing one or more independent directors to the General Partner. In the event of the death, incapacity, resignation or removal of an Independent Director, the Board of Directors of the General Partner shall promptly appoint a replacement Independent Director and no action requiring the consent of the Independent Director shall be taken until a replacement Independent Director has been appointed. In addition, no Independent Director may be removed unless his or her successor satisfying the definition hereunder has been appointed.

(b)   To the extent the Partnership utilizes office space, it shall maintain its principal executive office separate from that of any Affiliate and shall conspicuously identify such office as its own or shall allocate by written agreement fairly and reasonable any rent, overhead and expenses for shared office space.

(c)  The Partnership shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any Affiliate or any other entity or person. The Partnership shall prepare unaudited monthly and annual financial statements, and the Partnership’s financial statements shall substantially comply with generally accepted accounting principles.

(d)   The Partnership shall maintain its own separate bank accounts, payroll, if any, and correct, complete and separate books of account.

(e)   The Partnership shall file or cause to be filed its own separate tax returns.

(f)   The Partnership shall hold itself out to the public (including any of its Affiliates’ creditors) under the Partnership’s own name and as a separate and distinct entity and not as a department division or otherwise of any Affiliate.

(g)   The Partnership shall observe all customary formalities regarding the existence of the Partnership, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate.

(h)   The Partnership shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents. No Affiliate shall be appointed or act as agent of the Partnership, other than, as applicable, a property manager with respect to the Property.

(i)    Investments shall be made in the name of the Partnership directly by the Partnership or on its behalf by brokers engaged and paid by the Partnership or its agents.

(j)    Except as required by Lender, the Partnership shall not guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Partner or any Affiliate of the Partnership, nor shall it make any loan, except as permitted in the loan agreement with the Lender.

(k)   The Partnership is and will be solvent and shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, form its own separate assets.

(l)    Assets of the Partnership shall be separately identified, maintained and readily segregatable. The Partnership’s assets shall at all times be held by or on behalf of the Partnership and if held on behalf of the Partnership by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership. This restriction requires, among other things, that (i) Partnership funds shall be deposited in the Partnership’s name, (ii) except with respect to the operating account in the name of the Limited Partner, Partnership funds shall not be commingled with the funds of any Affiliate or other entity or person, (iii) the Partnership shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate or other entity or person.

(m) The Partnership shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets form those of any Affiliate or other entity or person.

(n)   The Partnership shall pay or cause to be paid its own liabilities and expenses, including but not limited to salaries of its employees, out of its own funds and assets or out of the operating account in the name of the Limited Partner, which may contain the funds of the Borrower or other entities affiliated with the Limited Partner, not to exceed $30,000.00.

(o)  The Partnership shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

(p)   The Partnership shall not do any act which would make it impossible to carry on the ordinary business of the Partnership.

(q)   All data and records (including computer records) used by the Partnership or any Affiliate in the collection and administration of any loan shall reflect the Partnership’s ownership interest therein.

(r)   None of the Partnership’s funds shall be invested in securities issued by, nor shall the Partnership acquire obligations or liabilities of, any Affiliate.

(s)   The Partnership shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to the Partnership than is obtainable in the market from an entity or individual that is not an Affiliate.

(t)    The Partnership shall correct any misunderstanding that is known by the Partnership regarding its name or separate identity.

For purposes of this Agreement, Affiliate means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a specified person or entity. For purposes hereof, the terms “control”, “controlled” or “controlling” with respect to a specified person or entity shall include, without limitation, (i) the ownership, control or power to vote ten (10%) percent or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly or acting through one or more persons or entities, (ii) the control in any manner over the general partner(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

3.10

So long as the Loan remains outstanding by the Partnership to the Lender any indemnification obligation of the Partnership shall (a) be fully subordinated to the Loan and (b) not constitute a claim against the Partnership or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

3.11

No transfer of any direct or indirect ownership in the Partnership may be made such that the transferee owns, in the aggregate with the ownership in the Partnership may be made such that the transferee owns, in the aggregate with the ownership interests in the Partnership of transferee’s Affiliates, more than a forty-nine percent (49%) interest in the Partnership unless such transfer is conditioned upon the delivery of an acceptable nonconsolidation opinion to the Lender and any applicable rating agency.

GENERAL PARTNER: SUNWOOD VILLAGE, INC.
Attest: /S/ Candice S. Dennis	BY: /S/ JAMES R. HOYT
Asst. Secretary	James R. Hoyt, President LIMITED PARTNERS:

STATE OF KANSAS

COUNTY OF JOHNSON

On this 9TH day of August, 2001, before me appeared James R. Hoyt, to personally known, who, being duly sworn, did say that he is President of Sunwood Village, Inc., and that the instrument was signed for the purposes contained therein on behalf of said corporation and by authority of its Board of Directors, and he further acknowledges the instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/S/ CANDICE S. DENNIS
Notary Public

My commission expires:

5/1/04

SECURED INVESTMENT RESOURCES FUND, L.P. II
By: /S/ JAMES R. HOYT
James R. Hoyt, General Partner

STATE OF KANSAS

COUNTY OF JOHNSON

On this 9th day of August, 2001, before me appeared James R. Hoyt, to personally known, who, being duly sworn, did say that he is General; Partner of Secured Investment Resources Fund, L.P. II, and that the instrument was signed for the purposes contained therein on behalf of said corporation and by authority of its Board of Directors, and he further acknowledges the instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/S/ CANDICE S. DENNIS
Notary Public

My commission expires:

5/1/04